Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Torrid Holdings Inc. of our report dated April 9, 2021 relating to the consolidated financial statements and financial statement schedule of Torrid Parent Inc., which appears in Torrid Holdings Inc.’s Registration Statement on Form S-1 (No. 333-256871).

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 6, 2021